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Exhibit 99.1

Amphenol World Headquarters 358 Hall Avenue P. O. Box 5030 Wallingford, CT 06492-7530 Telephone (203) 265-8900	News Release

FOR IMMEDIATE RELEASE

For Further Information: Edward G. Jepsen Executive Vice President and Chief Financial Officer 203/265-8650 www.amphenol.com

2003 SECOND QUARTER RESULTS
REPORTED BY AMPHENOL CORPORATION

        Wallingford, Connecticut. July 16, 2003. Amphenol Corporation (NYSE-APH) reported today that second quarter 2003 diluted earnings per share before refinancing costs increased 30% to $.60 compared to $.46 per share for the 2002 period. Such per share amount for 2003 excludes the one-time effect of expenses relating to the early extinguishment of debt in conjunction with the refinancing of the Company's debt completed in the second quarter. Including such one-time expenses, diluted earnings per share for the second quarter 2003 was $.45. Sales for the second quarter 2003 increased 13% to $304,893,000 compared to $270,865,000 for the 2002 period. Currency translation had the effect of increasing sales by approximately $17.9 million in the second quarter 2003 compared to the 2002 period.

        For the six months ended June 30, 2003, diluted earnings per share before refinancing costs was $1.14 compared to $.86 per share for the 2002 period. Such per share amount for the six month 2003 period excludes the one-time effect of expenses relating to the early extinguishment of debt referred to above. Including such one-time expenses, diluted earnings per share for the six months ended June 30, 2003 was $.98. Sales for the six months ended June 30, 2003 were $582,667,000 compared to $526,841,000 for the 2002 period. Currency translation had the effect of increasing sales by approximately $34.7 million for the six month 2003 period when compared to the 2002 period.

        As previously announced, in the second quarter 2003 the Company completed a refinancing of its senior credit facilities and redeemed all of its outstanding Senior Subordinated Notes ("Notes"). In conjunction therewith, the Company incurred one-time expenses for the early extinguishment of debt totaling $10,367,000 (before tax benefit of $3,525,000) or $.16 per share after tax. Such one-time expenses include the call premium on the Notes, write-off of unamortized deferred debt issuance costs and other related costs.

        Amphenol Chairman and CEO, Martin H. Loeffler, stated: "I am extremely pleased with our second quarter results. Sales were up 13% compared to last year's second quarter. The interconnect portion of our business, which represents 88% of our sales, was up a strong 17% over last year, and the growth was broad based across substantially all of our major military/aerospace, industrial/automotive and communications end markets and all major geographic regions. The excellent results reflect our continuing development of new application specific solutions and value added products for our customers as well as increasing our worldwide presence with the leading companies in our target markets. The coaxial cable for broadband cable television networks portion of our business, which represents 12% of our sales, was up sequentially from the first quarter this year but down from the second quarter last year as both domestic and international cable operators have curtailed their capital spending for network upgrades and expansion. In addition to excellent overall top line growth, profitability and cash flow continued to be strong. Earnings per share for the quarter, excluding one-time refinancing expenses, represent the sixth consecutive quarterly increase. Our operating income margin continued strong at 16.2% for the quarter, and cash flow from operations was $26.8 million. The debt refinancing completed in the quarter gives us significantly increased flexibility to pursue additional opportunities to grow and expand our business. In addition, the acquisition of the Insilco cable assembly business completed in the first quarter and the acquisition of the PCD industrial/avionics business completed in the second quarter made a positive contribution to operations."

        "Notwithstanding the excellent second quarter and first half results, the overall economic climate remains challenging and the timing and strength of a general economic recovery remains uncertain; and accordingly it continues to be difficult forecasting future results. However, we are encouraged with our leading positions in excellent and diversified markets and by our increasing presence with the major companies in these markets. In addition, the excellent first half results and the fine execution on our operating plans gives us the confidence that we are revising upward our expectation for full year 2003 revenue growth from 4-7% to 9-12% and our expectation for full year 2003 EPS increase from 20-25% to 25-30% (excluding the one-time debt refinancing costs)."

        The Company will host a conference call to discuss its second quarter results at 1:00 PM (EST) July 16, 2003. The toll free dial-in number to participate in this call is 888-381-5774; International dial-in number 210-839-8502; Passcode: Jepsen. There will be a replay available until 6:00 PM (ET) on Friday, July 18, 2003. The toll free replay dial-in number is 800-945-0304 and International dial-in replay number is 402-220-3526.

        Amphenol Corporation is one of the world's leading producers of electronic and fiber optic connectors, cable and interconnect systems. Amphenol products are engineered and manufactured in the Americas, Europe and Asia and sold by a worldwide sales and marketing organization. The primary end markets for the Company's products are communication systems for wired and wireless internet and broadband networks, industrial/automotive and military/aerospace applications.

        Statements in this press release which are other than historical facts are intended to be "forward-looking statements" within the meaning of the Securities Exchange Act of 1934, the Private Securities Litigation Reform Act of 1995 and other related laws. While the Company believes such statements are reasonable, the actual results and effects could differ materially from those currently anticipated. Please refer to Part I, Item 1 of the Company's Form 10-K for the year ended December 31, 2002, for some factors that could cause the actual results to differ from estimates. In providing forward-looking statements, the Company is not undertaking any duty or obligation to update these statements publicly as a result of new information, future events or otherwise.

AMPHENOL CORPORATION
FINANCIAL SUMMARY
(Unaudited)

	Three Months Ended June 30,					Six Months Ended June 30,
	2003			2002		2003			2002
Sales		$304,893,000			$270,865,000		$582,667,000			$526,841,000
Net income		$19,479,000	[1]		$20,003,000		$42,792,000	[1]		$37,196,000
Earnings per share — basic	$	..46	[1]	$	..47		$1.00	[1]	$	..88
Average shares outstanding — basic		42,624,274			42,394,252		42,598,619			42,348,057
Earnings per share — diluted	$	..45	[1]	$	..46	$	..98	[1]	$	..86
Average shares outstanding — diluted		43,672,305			43,454,235		43,592,119			43,448,329

1.
Includes a one-time charge for expenses incurred in the early extinguishment of debt of $10,367,000, less tax benefit of $3,525,000, or $.16 per basic and diluted share.

AMPHENOL CORPORATION
CONSOLIDATED STATEMENT OF INCOME
(Unaudited)
(dollars in thousands, except per share data)

	Three months ended June 30,		Six months ended June 30,
	2003	2002	2003	2002
Net Sales	$304,893	$270,865	$582,667	$526,841
Costs and Expenses:
Cost of sales, excluding depreciation and amortization	203,200	178,485	385,853	349,220
Depreciation and amortization expense	9,566	8,542	18,374	16,940
Selling, general and administrative expense	42,868	38,806	84,010	75,376

Operating income	49,259	45,032	94,430	85,305
Interest expense	(7,694)	(12,858)	(15,818)	(25,696)
Other expenses, net	(1,685)	(1,635)	(3,409)	(2,821)
Expense for early extinguishment of debt	(10,367)	0	(10,367)	0

Income before income taxes	29,513	30,539	64,836	56,788
Provision for income taxes	(10,034)	(10,536)	(22,044)	(19,592)

Net income	$19,479	$20,003	$42,792	$37,196

Net income per common share — Basic	$0.46	$0.47	$1.00	$0.88

Average shares outstanding — Basic	42,624,274	42,394,252	42,598,619	42,348,057

Net income per common share — Diluted	$0.45	$0.46	$0.98	$0.86

Average shares outstanding — Diluted	43,672,305	43,454,235	43,592,119	43,448,329

Pro forma net income and earnings per share excluding expense for early extinguishment of debt:
Net income	$19,479		$42,792
Expense for early extinguishment of debt, net of taxes of $3,525	6,842		6,842

Net income excluding expense for early extinguishment of debt	$26,321		$49,634

Net income per common share — Basic	$0.62		$1.17

Net income per common share — Diluted	$0.60		$1.14

AMPHENOL CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEET
(dollars in thousands)

	June 30, 2003	Dec. 31, 2002
	(Unaudited)
ASSETS
Current Assets:
Cash and short-term cash investments	$22,328	$20,659
Accounts receivable, less allowance for doubtful accounts of $8,861 and $8,812, respectively	158,817	131,252
Inventories	211,535	205,643
Prepaid expenses and other assets	34,865	31,610

Total current assets	427,545	389,164
Land and depreciable assets, less accumulated depreciation of $314,587 and $285,427, respectively	171,260	160,690
Deferred debt issuance costs	7,769	4,382
Goodwill	501,414	486,841
Deferred taxes and other assets	39,674	37,831

	$1,147,662	$1,078,908

LIABILITIES & SHAREHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$94,426	$88,533
Accrued interest	3,199	4,957
Accrued salaries, wages and employee benefits	30,370	24,568
Other accrued expenses	47,858	39,493
Current portion of long-term debt	10,255	78,363

Total current liabilities	186,108	235,914
Long-term debt	624,663	565,885
Accrued pension and post employment benefit obligations	107,184	102,418
Deferred taxes and other liabilities	10,801	7,709
Shareholders' Equity:
Common stock	43	43
Additional paid-in capital (deficit)	(272,954)	(274,282)
Accumulated earnings	565,232	522,440
Accumulated other comprehensive loss	(73,415)	(81,219)

Total shareholders' equity	218,906	166,982

	$1,147,662	$1,078,908

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  Exhibit 99.1